CRAiLAR PROVIDES CORPORATE UPDATE AND FINANCING ANNOUNCEMENT

Victoria, B.C. (September 3, 2015) CRAiLAR Technologies Inc. (OTCQB: CRLRF; (TSXV: CL; "CRAiLAR" or the "Company"), which markets CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, today provides the following corporate update and financing announcement.

CRAiLAR Transitions to Technology Licensing

CRAiLAR announces that it will begin licensing its flax and hemp fiber technology and will no longer operate its Belgium fiber production facility. The Company believes that this strategy is superior to operating a production facility as it expands production capacity of CRAiLAR® fibers without significant infrastructure and capital resources. The licensing model also allows CRAiLAR to focus on optimizing the supply chain and market adoption while at the same time reducing ongoing annual fixed costs and overhead by an estimated $1.6 million.

As part of its transition to a licensing model, Schrurs NV, the former owner of CRAiLAR's European Plant, has entered into a licensing agreement and will re-aquire the Belgium plant. Under the terms of the licensing agreement, Schrurs will pay CRAiLAR a licensing fee determined as a percentage of gross revenue. Schrurs will re-acquire its former plant by assuming approximately $0.74 million of debt and leasing certain assets owned by CRAiLAR. Schrurs will contract manufacture fiber for CRAiLAR. CRAiLAR estimates that it will record a non-cash restructuring charge of $2.5 million, associated with the transaction.

CRAiLAR Private Placement

In connection, in part, with its transition to a licensing model, CRAiLAR is also pleased to announce that it proposes to raise an aggregate of up to US$3,500,000 in accordance with a non-brokered private placement (the "Private Placement") by way of the issuance of an aggregate of up to (i) 70,000,000 shares of common stock (the "Shares") and (ii) 70,000,000 warrants to purchase shares of common stock (the "Warrants") of the Company at a subscription price of US$0.05 for one Share and one Warrant, which must be purchased together. Upon issuance, each Warrant shall be immediately exercisable to purchase one additional share of common stock of the Company (each, a "Warrant Share") for a period of five years from the date of issuance at an exercise price of US$0.08 per Warrant Share. The Private Placement is expected to close in the next 30 days.

Finder's fees will be payable by the Company in connection with the completion of the Private Placement in accordance with TSX Venture Exchange ("Exchange") polices.

It is presently contemplated that all or substantially all of the subject Private Placement funds will be held in escrow and released only upon the successful and pending restructuring of the major portion of the Company's present secured indebtedness which, it is expected, will be fully settled and converted at the Company's current Market Price in compliance with Exchange policy. Pending the release from such escrow, the Company presently intends to utilize the net proceeds of the Private Placement to pay down its trade payables and for general corporate and working capital purposes.

Closing of the Private Placement is subject to a number of conditions, including receipt of all necessary corporate and regulatory approvals, including that of the Exchange. All securities issued in connection with the Private Placement will be subject to a statutory hold period of four months plus one day from the date of issuance of the securities in accordance with applicable Canadian securities legislation.

The securities referred to in this news release have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation or an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Shares and Warrants to be issued by the Company will be "restricted securities" as defined under Rule 144(a)(3) of the U.S. Securities Act.

About CRAiLAR Technologies Inc.

CRAiLAR Technologies Inc. brings cost-effective, sustainable, bast fiber-based products to market. These environmentally friendly, natural fiber alternatives offer equivalent or superior performance characteristics to cotton, wool, wood or fossil-fuel based fibers. The Company's business operations will consist primarily of licensing its CRAiLAR® processing technologies to produce CRAiLAR® fibers in the non-woven, yarn and textile industries as well as in the cellulose pulp and composites industries.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.